Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION
AT THE COMPANY:
Mike Falvey	Emily Anderson
VP, CFO	Media Inquiries
(617) 559-7363	(617) 559-7032
FOR IMMEDIATE RELEASE
Wednesday, October 24, 2007
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR THIRD QUARTER ENDED SEPTEMBER 29, 2007
Highlights of Q3 2007 Compared with Q3 2006
•	Product revenue increased 7% to $22.6 million

•	Sensor revenue increased 18% to $19.0 million

•	Installed base of BIS monitors and modules exceeded 45,200 units, which represents an increase of 20% from the end of Q3 2006

•	GAAP income before taxes was $527,000, or $0.03 per diluted share in Q3 2007, compared with $2.7 million, or $0.12 per diluted share in Q3 2006

•	Non-GAAP income before taxes (which is exclusive of stock-based compensation) was $2.7 million in Q3 2007, or $0.15 per diluted share, compared with $4.3 million, or $0.19 per diluted share in Q3 2006
Norwood, Mass., October 24, 2007— Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $22.6 million for Q3 2007, a decline of 1% over total revenue of $22.9 million in Q3 2006. Product revenue was $22.6 million, a 7% increase from $21.1 million in Q3 2006.
With the adoption of Statement of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q3 2007 include:
•	Gross profit margin was 75.6% compared with 76.7% in Q3 2006;

•	Operating expenses were $17.1 million, an increase of 9% compared with $15.8 million in Q3 2006;

•	Income before taxes per diluted share was $0.03 in Q3 2007 compared with $0.12 in Q3 2006; and

•	Net loss was $156,000, or $0.01 per diluted share, compared with income of $2.4 million, or $0.10 per diluted share, in Q3 2006.
Key non-GAAP operating results for Q3 2007 include:
•	Gross profit margin was 76.2% compared with 77.2% in Q3 2006;

•	Operating expenses were $15.1 million, an increase of 6% compared with $14.2 million in Q3 2006;

•	Income before taxes per diluted share was $0.15 in Q3 2007 compared with $0.19 in Q3 2006; and

•	Net income was $1.6 million, or $0.09 per diluted share, compared with income of $4.1 million, or income of $0.17 per diluted share, in Q3 2006.
“Overall, we are pleased with the quarter. Growth rates in unit sales of BIS sensors have now increased both in the U.S. and international in each of the last three quarters, reflecting the shift in emphasis if our sales team to increasing sensor utilization in our customer base,” said Nassib Chamoun, president and CEO of Aspect.
“From our perspective, last weeks’ annual meeting of the American Society of Anesthesiologists (ASA) also could not have been better. A central theme that emerged from the keynote address and several scientific and educational sessions was the patient safety benefit of ensuring that patients receive neither too much nor too little anesthesia. Other sessions highlighted the growing body of evidence about the role of BIS monitoring to achieve this outcome. We believe that the growing body of evidence around these issues, combined with the introduction of Aspect’s new clinical education programs unveiled at ASA, will help clinicians better integrate BIS monitoring into their practice and lead to broader adoption and utilization of our technology.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. revenue was $16.7 million for the third quarter and $55.7 million for the nine months ended September 29, 2007, a decrease of 8% and an increase of 6%, respectively, over comparable periods in 2006. U.S. sensor revenue increased 13% for the third quarter of 2007 as compared with the third quarter of 2006. The increase resulted from a 12% increase in sensor unit volume combined with a 1% increase in sensor average unit price and was offset by a decline of 43% in U.S. equipment revenue due to a 37% reduction in monitor and module units sold and a decline of 12% in the average unit prices of monitors. There was no alliance revenue in Q3 2007 compared with $1.7 million in Q3 2006. This was due to the termination and repurchase agreement entered into with Boston Scientific in Q2 2007. This agreement terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM Product Development agreement and the 2005 neurosciences strategic alliance.

Aspect Medical Systems, Inc.

International revenue was $6.0 million for the third quarter and $17.7 million for the nine months ended September 29, 2007, an increase of 24% and 20%, respectively, over comparable periods in 2006. International sensor revenue increased by 40% compared with Q3 2006 due primarily to an increase in sensor units sold. International equipment revenue decreased by 2% in Q3 2007 due to a 12% decline in combined monitor and module units sold.
Gross Profit Margin and Operating Expenses
GAAP and non-GAAP gross profit margin declined to 75.6% and 76.2%, respectively, in Q3 2007 compared with Q3 2006 principally as the result of $1.7 million of strategic alliance in Q3 2006 and no such revenue in 2007 partially offset by favorable changes in the mix of sales of sensors to hardware.
Total GAAP and non-GAAP operating expenses increased by 9% and 6%, respectively, in Q3 2007 compared with Q3 2006. The increase in total GAAP operating expenses was partly the result of an increase in stock-based compensation expense and the increases in GAAP and non-GAAP operating expenses was due to new facility related expenses and increases in selling, general and administrative expenses.
Interest Income and Expense
Interest income was $1.5 million in Q3 2007, an increase of 69% compared with Q3 2006, due to increased cash, cash equivalents and marketable securities resulting from the $125.0 million convertible debt offering completed during June 2007. Interest expense was $0.9 million in Q3 2007 due to the interest payable on the convertible debt issued in June 2007. There was no interest expense in Q3 2006.
Income Taxes
In Q3 2007, the Company recognized income tax expense of approximately $0.7 million on a GAAP basis and $1.1 million on a non-GAAP basis. This translates to a Q3 effective tax rate of 130% for GAAP and 40% for non-GAAP. The expected GAAP and non-GAAP full year 2007 effective tax rates are 63% and 38%, respectively. The Q3 and full year GAAP effective tax rate is higher because of Q3 increases in the annual effective tax rate and because of the tax treatment of incentive stock options (or ISO’s). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.
Liquidity and Capital Resources
At September 29, 2007, the Company had cash, cash equivalents, restricted cash and marketable securities of $107.0 million compared with $63.5 million at December 31, 2006. The 2007 increase is due to the proceeds received from the Company’s $125.0 million convertible debt offering in Q2 2007 offset by approximately $85.0 million used for the repurchase of 5,500,000 shares of the Company’s common stock during Q2 and Q3 2007. The Company had debt in the form of long term convertible notes of $125.0 million at September 29, 2007, and no debt at December 31, 2006.
As previously announced, in July 2007, the Company repurchased an additional 2,500,000 shares of its common stock from Boston Scientific for approximately $37.7 million.

Aspect Medical Systems, Inc.

Outlook for the Fourth Quarter of 2007
The Company’s outlook for the fourth quarter of 2007:
•	Total revenue and product revenue to be within a range of $23.4 million to $24.4 million;

•	Pretax GAAP (loss) income per fully-diluted share to be within a range of ($0.02) loss per share to $0.00 per share;

•	Pretax Non-GAAP income per fully-diluted share to be within a range of $0.11 to $0.13;

•	On an after tax basis, GAAP net (loss) income per fully-diluted share to be within a range of ($0.02) loss per share to $0.00 per share; and

•	On an after tax basis, Non-GAAP net income per fully-diluted share to be within a range of $0.06 to $0.08
All Non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q3 2007.
Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options, restricted stock and other stock-based awards is excluded from our Non-GAAP costs of revenue, Non-GAAP gross profit, Non-GAAP gross profit margin percent, Non-GAAP product margin percent, Non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), Non-GAAP income from operations, Non-GAAP income before income taxes, Non-GAAP income before income taxes per diluted share, Non-GAAP income tax expense, Non-GAAP effective income tax rate, Non-GAAP net income, and Non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and other stock-based awards under SFAS No.123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, because of the complexity and considerable judgment involved in calculating their values, and because they have in the past and are expected in the future to be driven by a different set of factors than other expenses in these categories.
• The manner in which management uses the Non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three and nine months ended September 29, 2007 and September 30, 2006 and expected net income before taxes per diluted share and net income per diluted share for the fourth quarter of 2007 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three and nine months ended September 29, 2007 and September 30, 2006. Gross profit, gross profit margin, product margin,

Aspect Medical Systems, Inc.

costs of revenue, total operating expenses (research and development, sales and marketing, general and administrative), operating income, net income before taxes per share, net income and net income per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by shared-based compensation. Because management reviews these financial measures calculated without taking into account the effects of SFAS No.123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (revenue, costs of revenue, gross profit, gross profit margin percent, product margin percent, research and development expenses, sales and marketing expenses, general and administrative expenses, total operating expenses, operating margin, income before income taxes, income before income taxes per share, operating income as well as net income and EPS), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
• The economic substance behind management’s decision to use such Non-GAAP financial measures:
The Company discloses non-GAAP information to the public to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
• Why management believes the Non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and the Company discusses each of these items with investors on a regular basis on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
• The material limitations associated with use of Non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures:

Aspect Medical Systems, Inc.

The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
• The manner in which management compensates for these limitations when using Non-GAAP financial measures:
Management takes into consideration this aspect of the non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the third fiscal quarter of 2007 and management’s outlook for the fourth fiscal quarter of 2007 at 10:00 a.m. Eastern Time today, Wednesday, October 24, 2007. The call can be accessed live by dialing 1-800-811-7286 (domestic), 1-913-312-6666 (international), or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until October 31, 2007, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820 international), access code 6104841. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 23 million patients and has been the subject of more than 3,100 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2007 U.S News and World Report ranking of America’s Best Hospitals and in approximately 60 percent of all U.S. operating rooms. In the last twelve months BIS technology was used in approximately 17 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements with respect to the potential for a shift in clinician perspective concerning the importance of BIS monitoring in anesthesia practice as a result of the scientific and education sessions at the recent ASA annual meeting as well as the Company’s belief that it is well positioned to further expand adoption and utilization of its technology; and its guidance with respect to total revenue, product revenue and net income and income before taxes for the fourth quarter of 2007 on both a GAAP and non-GAAP basis. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and products based upon its neuroscience technology. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	29, 2007	30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$22,632	$21,145	$68,146	$62,767
Strategic alliance revenue	—	1,710	5,246	4,606

Total revenue	22,632	22,855	73,392	67,373

Costs of revenue	5,533	5,317	17,379	16,074

Gross profit	17,099	17,538	56,013	51,299

% of revenue	75.6%	76.7%	76.3%	76.1%

Operating expenses:
Research and development	3,820	3,951	12,234	11,166
Sales and marketing	9,669	8,794	29,913	26,598
General and administrative	3,656	3,020	11,336	9,161

Total operating expenses	17,145	15,765	53,483	46,925

(Loss) income from operations	(46)	1,773	2,530	4,374

Other income (expense):
Interest income	1,517	898	3,519	2,415
Interest expense	(944)	—	(1,059)	—

Income before income taxes	527	2,671	4,990	6,789

Income tax provision	683	253	3,142	310

Net (loss) income	$(156)	$2,418	$1,848	$6,479

Net (loss) income per share:
Basic	$(0.01)	$0.11	$0.09	$0.29
Diluted	$(0.01)	$0.10	$0.09	$0.27

Shares used in computing net (loss) income per share:
Basic	17,230	22,440	20,485	22,406
Diluted	17,774	23,211	21,137	23,524

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Nine Months Ended
	September	September		September	September
	29, 2007	30, 2006	% Change	29, 2007	30, 2006	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$19,031	$16,126	18%	$55,148	$47,578	16%

Monitors	2,090	3,408	(39%)	7,969	9,726	(18%)
Modules	833	1,044	(20%)	2,806	3,815	(26%)
Other Equipment	678	567	20%	2,223	1,648	35%

Equipment	3,601	5,019	(28%)	12,998	15,189	(14%)

Total product revenue	22,632	21,145	7%	68,146	62,767	9%
Strategic alliance	—	1,710	(100%)	5,246	4,606	14%

Total Worldwide	$22,632	$22,855	(1%)	$73,392	$67,373	9%

U.S.
Sensors	$14,853	$13,143	13%	$43,503	$38,925	12%

Monitors	1,090	2,505	(56%)	4,814	6,761	(29%)
Modules	297	297	0%	980	1,235	(21%)
Other Equipment	415	376	10%	1,194	1,165	2%

Equipment	1,802	3,178	(43%)	6,988	9,161	(24%)

Total product revenue	16,655	16,321	2%	50,491	48,086	5%
Strategic alliance	—	1,710	(100%)	5,246	4,606	14%

Total U.S.	$16,655	$18,031	(8%)	$55,737	$52,692	6%

INTERNATIONAL
Sensors	$4,178	$2,983	40%	$11,645	$8,653	35%

Monitors	1,000	903	11%	3,155	2,965	6%
Modules	536	747	(28%)	1,826	2,580	(29%)
Other Equipment	263	191	38%	1,029	483	113%

Equipment	1,799	1,841	(2%)	6,010	6,028	0%

Total International	$5,977	$4,824	24%	$17,655	$14,681	20%

UNITS
WORLDWIDE
Sensors	1,377,000	1,144,000	20%	3,945,000	3,354,000	18%
Monitors	741	1,094	(32%)	2,548	3,139	(19%)
Modules (a)	1,017	1,198	(15%)	3,547	3,992	(11%)
Installed Base (b)				45,344	37,911	20%

U.S.
Sensors	903,000	804,000	12%	2,644,000	2,388,000	11%
Monitors	345	715	(52%)	1,371	1,982	(31%)
Modules (a)	249	226	10%	878	792	11%
Installed Base (b)				26,707	23,001	16%

INTERNATIONAL
Sensors	474,000	340,000	39%	1,301,000	966,000	35%
Monitors	396	379	4%	1,177	1,157	2%
Modules (a)	768	972	(21%)	2,669	3,200	(17%)
Installed Base (b)				18,637	14,910	25%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	29, 2007	30, 2006	29, 2007	30, 2006

GAAP costs of revenue	$5,533	$5,317	$17,379	$16,074
Stock-based compensation expense	(145)	(107)	(431)	(318)

Non-GAAP costs of revenue	$5,388	$5,210	$16,948	$15,756

GAAP gross profit margin	$17,099	$17,538	$56,013	$51,299
Stock-based compensation expense	145	107	431	318

Non-GAAP gross profit margin	$17,244	$17,645	$56,444	$51,617

GAAP profit margin percent	75.6%	76.7%	76.3%	76.1%
Stock-based compensation expense	—	—	—	—
Non-GAAP profit margin percent	76.2%	77.2%	76.9%	76.6%

GAAP product margin percent	75.6%	74.9%	74.5%	74.4%
Stock-based compensation expense	—	—	—	—
Non-GAAP product margin percent	76.2%	75.4%	75.1%	74.9%

GAAP research and development expenses	$3,820	$3,951	$12,234	$11,166
Stock-based compensation expense	(502)	(366)	(1,516)	(1,110)

Non-GAAP research and development expenses	$3,318	$3,585	$10,718	$10,056

GAAP sales and marketing expenses	$9,669	$8,794	$29,913	$26,598
Stock-based compensation expense	(805)	(616)	(2,402)	(1,866)

Non-GAAP sales and marketing expenses	$8,864	$8,178	$27,511	$24,732

GAAP general and administrative expenses	$3,656	$3,020	$11,336	$9,161
Stock-based compensation expense	(727)	(549)	(2,184)	(1,636)

Non-GAAP general and administrative expenses	$2,929	$2,471	$9,152	$7,525

GAAP total operating expenses	$17,145	$15,765	$53,483	$46,925
Stock-based compensation expense	(2,034)	(1,531)	(6,102)	(4,612)

Non-GAAP total operating expenses	$15,111	$14,234	$47,381	$42,313

GAAP (loss) income from operations	$(46)	$1,773	$2,530	$4,374
Stock-based compensation expense	2,179	1,638	6,533	4,930

Non-GAAP income from operations	$2,133	$3,411	$9,063	$9,304

GAAP operating margin	(0.2%)	7.8%	3.4%	6.5%
Stock-based compensation expense	—	—	—	—
Non-GAAP operating margin	9.4%	14.9%	12.3%	13.7%

GAAP income before income tax	$527	$2,671	$4,990	$6,789
Stock-based compensation expense	2,179	1,638	6,533	4,930

Non-GAAP income before income tax	$2,706	$4,309	$11,523	$11,719

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	29, 2007	30, 2006	29, 2007	30, 2006

GAAP income before taxes per diluted share	$0.03	$0.12	$0.24	$0.29
Stock-based compensation expense	0.12	0.07	0.31	0.21

Non-GAAP income before taxes per diluted share	$0.15	$0.19	$0.55	$0.50

GAAP income tax expense	$683	$253	$3,142	$310
Stock-based compensation expense	401	—	1,202	—

Non-GAAP income tax expense	$1,084	$253	$4,344	$310

GAAP effective income tax rate	130%	9%	63%	2%
Stock-based compensation expense	(90%)	(3%)	(25%)	1%

Non-GAAP effective income tax rate	40%	6%	38%	3%

GAAP net (loss) income	$(156)	$2,418	$1,848	$6,479
Stock-based compensation expense	1,778	1,638	5,331	4,930

Non-GAAP net income	$1,622	$4,056	$7,179	$11,409

GAAP diluted (loss) income per share	$(0.01)	$0.10	$0.09	$0.27
Stock-based compensation expense	0.10	0.07	0.25	0.22

Non-GAAP diluted earnings per share	$0.09	$0.17	$0.34	$0.49

Guidance for Q4 2007

GAAP net (loss) income per diluted share	$(0.02) — $0.00

Stock-based compensation expense	$ 0.08

Non-GAAP net income per diluted share	$0.06 — $0.08

GAAP net (loss) income before taxes per diluted share	$(0.02) — $0.00

Stock-based compensation expense	$0.13

Non-GAAP net income before taxes per diluted share	$0.11 — $0.13

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 29,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$87,310	$55,099
Accounts receivable, net	11,157	12,486
Inventory, net	7,543	6,501
Deferred tax assets	1,844	1,844
Other current assets	4,139	3,650

Total current assets	111,993	79,580
Property and equipment, net	8,524	7,798
Long-term marketable securities (A)	19,646	8,371
Deferred financing fees	4,373	—
Long-term deferred tax assets	23,246	26,398
Other assets	2,858	2,817

Total assets	$170,640	$124,964

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,140	$10,353
Deferred revenue	101	1,865

Total current liabilities	12,241	12,218
Long-term portion of deferred revenue	47	3,498
Long-term debt	125,000	—
Stockholders’ equity	33,352	109,248

Total liabilities and stockholders’ equity	$170,640	$124,964

(A)	Investments with maturities beyond twelve months are included in long-term investments.